Exhibit 10.2

Manugistics Group, Inc.

Description of Supplemental Retention Program

Following is a description of the Company’s supplemental retention program (the “Supplemental Retention Program”) for certain executive officers and employees of the Company.  The Supplemental Retention Program consists of a cash payment, a grant of shares of restricted stock pursuant to the Amended and Restated 1998 Stock Option Plan of the Company (the “1998 Plan”) and/or a grant of stock options pursuant to the 1998 Plan.  Stock options and shares of restricted stock granted under the Supplemental Retention Program become fully vested, and any cash payments will be made, upon the earliest to occur of the following:  (i) the employee’s involuntary termination of employment by the Company without “cause” or the employee’s resignation for “good reason”; (ii) a “change in control”; or (iii) one year from the date of grant.

Under the Supplemental Retention Program, a total of $130,000 in cash will be paid to certain executive officers and a total of 300,000 shares of restricted stock and 915,000 stock options were granted to certain executive officers and employees.  The cash payments and grant of restricted stock and stock options to the executive officers under the Supplemental Retention Plan are as follows:

Name	Shares of Restricted Stock	Stock Options	Cash Payment
Edward Daihl	25,000	50,000
Kelly Davis-Stoudt	20,000	75,000	$50,000
Jeffrey Kissling	30,000	75,000
Ronald Kubera	30,000	50,000
Lori Mitchell-Keller	25,000	50,000
Timothy T. Smith	35,000	100,000	$80,000

“Cause” means the individual: (i) commits a material breach of his or her obligations or agreements with respect to the Company; (ii) commits an act of fraud, material dishonesty, or gross negligence with respect to the Company or otherwise act with willful disregard for the Company’s best interests; (iii) fails or refuses to perform any duties delegated to him or her that are consistent with the duties of similarly-situated executives or are otherwise required; (iv) seizes a corporate opportunity for himself or herself instead of offering such opportunity to the Company if it is within the scope of the Company’s or its subsidiaries’ or parent’s business; or (v) is convicted of or pleads guilty or no contest to a felony (or to a felony charge reduced to misdemeanor), or, with respect to his or her employment, to any misdemeanor (other than a traffic violation) or, with respect to his or her employment, knowingly violate any federal or state securities or tax laws.

“Good reason” means (i) the Company reduces the individual’s base salary without his or her consent; or (ii) the Company assigns the individual duties materially inconsistent with, or substantially diminishes, his or her status or responsibilities without his or her consent.

A “change in control” means the occurrence of any one or more of the following events: (i) sale of all or substantially all of the assets of the Company to one or more individuals, entities, or groups acting together; (ii) complete or substantially complete dissolution or liquidation of the Company; (iii) a person, entity, or group acquires or attains ownership of more than 50% of the undiluted total voting power of the Company’s then-outstanding securities eligible to vote to elect members of the Board of Directors (the “Board”) (“Company Voting Securities”); (iv) completion of a merger, consolidation, or reorganization of the Company with or into any other entity unless the holders of the Company Voting Securities outstanding immediately before such completion, together with any trustee or other fiduciary holding securities under a Company benefit plan, retain control because they hold securities that represent immediately after such merger or consolidation at least 50% of the combined voting power of the then outstanding voting securities of either the Company or the other surviving entity or its ultimate parent; (v) the individuals who constitute the Board immediately before a proxy contest cease to constitute at least a majority of the Board (excluding any Board seat that is vacant or otherwise unoccupied) immediately following the proxy contest; or (vi) during any two year period, the individuals who constitute the Board at the beginning of the period (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board (excluding any Board seat that is vacant or otherwise unoccupied), provided that any individuals that a majority of Incumbent Directors approve for service on the Board are treated as Incumbent Directors.